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                                                                  EXHIBIT (11.0)
                               BADGER METER, INC.

                COMPUTATION OF FULLY DILUTED EARNINGS PER SHARE
                (Dollars in thousands except per share amounts)




                                              Three Months Ended               Nine Months Ended
                                                  September 30,                   September 30,
                                           -------------------------        -------------------------
                                              1996          1995               1996           1995
                                           ---------      ---------         ---------      ---------
                                              (1)(3)          (2)             (1)(3)          (2)
PRIMARY

Shares
Average shares outstanding                 1,773,707      1,754,925         1,768,182      1,753,503
Shares issuable upon exercise of
  stock options                               64,923         43,455            64,312         36,116
                                           ---------      ---------         ---------      ---------
Total                                      1,838,630      1,798,380         1,832,494      1,789,619
                                           =========      =========         =========      =========

Earnings
Net earnings applicable to adjusted
  common shares                            $   1,430      $     915         $   3,707      $   2,823
                                           =========      =========         =========      =========

Per share amounts
Net earnings per share (3)                 $     .78      $     .51         $    2.02      $    1.58
                                           =========      =========         =========      =========

FULLY DILUTED

Shares
Average shares outstanding                 1,773,707      1,754,925         1,768,182      1,753,503
Shares issuable upon exercise of
  stock options                               73,709         46,642            88,103         46,642
                                           ---------      ---------         ---------      ---------
Total                                      1,847,416      1,801,567         1,856,285      1,800,145
                                           =========      =========         =========      =========

Earnings
Earnings applicable to adjusted
  common shares                            $   1,430      $     915         $   3,707      $   2,823
                                           =========      =========         =========      =========

Per share amounts
Net earnings per share (3)                 $     .77      $     .51         $    2.00      $    1.57
                                           =========      =========         =========      =========
Percentage dilution (1)                          4.0%           2.5%              4.7%           2.6%
                                           =========      =========         =========      =========



(1) In 1996, earnings per share for financial statement purposes includes Common stock equivalents since dilution is 3%.

(2) In 1995, earnings per share for financial statement purposes does not include Common stock equivalents since dilution is less than 3%.

(3) Earnings per share is computed independently for each of the quarters presented. Therefore, the sum of the quarterly earnings per share does not necessarily equal the total for the year.







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